SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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Hess Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HESS CORPORATION
1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

March 26, 2007

Dear Stockholder:

The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 2, 2007, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy card promptly. Many stockholders will also be able to vote their shares by using a toll-free telephone number or over the internet. Please check your proxy card to see which methods are available to you and related instructions. Your cooperation will be appreciated.

Sincerely yours,

Chairman of the Board
and Chief Executive Officer

HESS CORPORATION
1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 2, 2007, at 2:00 P.M.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 2, 2007, at 2:00 P.M., local time, for the following purposes:

1.	To elect four directors for the ensuing three-year term (pages 1 to 31 of proxy statement);

2.	To act upon the ratification of the selection by the audit committee of the board of directors of Ernst & Young LLP as independent auditors (pages 31 and 32);

3.	To act upon a stockholder proposal recommending that the board of directors take action to declassify the board (pages 33 to 35); and

4.	To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 12, 2007 will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry
Secretary

New York, New York
March 26, 2007

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy, or to use the telephone or internet method of voting, so that if you are unable to attend the meeting your shares can be voted.

HESS CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders on May 2, 2007, at 2:00 P.M., local time.

The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being sent to stockholders is March 26, 2007.

Holders of record of common stock of the company at the close of business on March 12, 2007 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 12, 2007, there were 316,734,174 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

If you are a registered stockholder, you can simplify your voting by using the internet or calling the toll-free number listed on the enclosed proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the instruction sheet attached to the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card enclosed with this proxy statement.

Proxies in the form enclosed will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card and do not specify how your shares are to be voted, your shares will be voted:

•	for the election of directors nominated herein,

•	for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2007, and

•	neither for nor against the proposal to approve the stockholder proposal recommending declassification of the board of directors.

You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

At the annual meeting, four directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

The following table presents information as of February 1, 2007 on the nominees for election as directors of the company and the directors continuing in their respective terms of office:

Nominees for Director

Class I

For the three-year term expiring in 2010

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Nicholas F. Brady	Chairman, Choptank Partners, Inc. (investment firm); Chairman, Darby Overseas Investments, Ltd. (investment firm); Former Secretary of the United States Department of the Treasury; Former Chairman of the Board, Dillon, Read & Co. Inc. (investment banking firm)	76	1994	Director or trustee of various Templeton mutual funds Weatherford International Ltd.

J. Barclay Collins II	Executive Vice President and General Counsel	62	1986	—

Thomas H. Kean	President, THK Consulting, LLC; Former President, Drew University; Former Governor of the State of New Jersey	71	1990	Franklin Resources, Inc. The CIT Group, Inc. The Pepsi Bottling Group UnitedHealth Group Incorporated

Frank A. Olson	Former Chairman of the Board and Chief Executive Officer, The Hertz Corporation	74	1998	Director or trustee of various Franklin Templeton mutual funds

Members of Board of Directors Continuing in Office

Class II
Term expiring in 2008

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Edith E. Holiday	Operating Trustee, TWE Holdings Trusts (trusts manage and dispose of properties for the benefit of Comcast Corporation); Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury	54	1993	Canadian National Railway Company H.J. Heinz Company RTI International Metals, Inc. White Mountains Insurance Group Ltd. Director or trustee of various Franklin Templeton mutual funds

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

John H. Mullin	Chairman, Ridgeway Farm LLC (private company engaged in timber and farming activity) Former Managing Director, Dillon, Read & Co. Inc. (investment banking firm)	65	2007	Progress Energy, Inc. Sonoco Products Company

John J. O’Connor	Executive Vice President; President, Worldwide Exploration and Production	60	2001	—

F. Borden Walker	Executive Vice President; President, Marketing and Refining	53	2004	—

Robert N. Wilson	Chairman, Caxton Health Holdings LLC (investment firm); Former Vice Chairman of the Board of Directors, Johnson & Johnson	66	1996	Charles Schwab Corporation

Class III

Term expiring in 2009

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

John B. Hess	Chairman of the Board and Chief Executive Officer	52	1978	The Dow Chemical Company

Craig G. Matthews	Former Vice Chairman and Chief Operating Officer, KeySpan Corporation (gas distribution, electrical generation and energy services company) Former Chief Executive Officer, President and Director, NUI, Inc. (natural gas distribution company)	63	2002	National Fuel Gas Company

Risa Lavizzo-Mourey	President and Chief Executive Officer, The Robert Wood Johnson Foundation	52	2004	Beckman Coulter Inc.

Ernst H. von Metzsch	Managing Member, Cambrian Capital, L.P. (investment firm); Former Senior Vice President and Partner, Wellington Management Company (investment company)	67	2003	—

All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. Prior to his serving as president of THK Consulting, LLC in 2005, Mr. Kean was president of Drew University for thirteen years. Mr. Matthews served as president and chief executive officer of NUI, Inc. from February 2004 until December 2004. He served as vice chairman and chief operating officer of KeySpan Corporation from March 2001 to March 2002. Mr. Olson retired as chief executive officer of The Hertz Corporation at the end of 1999 and as chairman in 2003. Prior to being named president and chief executive officer of The Robert Wood

Johnson Foundation in January 2003, Ms. Lavizzo-Mourey served as a senior vice president of the foundation from April 2001 and prior thereto as a professor of medicine and director of the Institute on Aging at the University of Pennsylvania. In December 2002, Mr. von Metzsch withdrew from the partnership of Wellington Management Company, of which he had been a partner since 1979. Mr. Wilson retired as vice chairman of Johnson & Johnson in 2003 and became chairman of Caxton Health Holdings LLC in 2004.

John B. Hess, Nicholas F. Brady and Thomas H. Kean may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock as described under “Ownership of Voting Securities by Certain Beneficial Owners.”

The board of directors met 9 times in 2006, at eight regularly scheduled meetings and one special meeting. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2006.

Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The chairman of the corporate governance and nominating committee, Nicholas F. Brady, presides at these meetings.

The company expects all directors to attend the annual meeting of stockholders. All directors attended last year’s annual meeting.

Director Independence

The board of directors has affirmatively determined that Mr. Brady, Ms. Holiday, Mr. Kean, Ms. Lavizzo-Mourey, Mr. Mullin, Mr. Matthews, Mr. Olson, Mr. von Metzsch and Mr. Wilson are independent within the meaning of rules and standards of the New York Stock Exchange. The board determined that these directors not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors. In particular, the board affirmatively determined that service by Messrs. Brady and Kean as executors of the estate of Leon Hess and as trustees of certain related trusts does not impair their independence because there are no factors relating to such service that would exert influence on their decisions with respect to matters affecting the company.

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with rules of the New York Stock Exchange. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the New York Stock Exchange and the Securities and Exchange Commission applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and the principal accounting officer. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of this proxy statement.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the Chairperson of the Corporate Governance and Nominating Committee, Hess Corporation, P.O. Box 2694, Easton, Maryland 21601. The stockholders may also communicate directly to the chairperson of this committee by e-mail to directors@hess.com. Communications sent by mail or e-mail will be reviewed by the chairperson of the corporate governance and nominating committee and will be referred for resolution and response as deemed appropriate by the chairperson. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 4.04 of Regulation S-K promulgated by the Securities and Exchange Commission. The company’s code of business conduct and ethics provides that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 4.04 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related transaction occurred in the prior fiscal year. If any proposed or existing related transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the audit committee will determine whether the transaction, if proposed, may proceed and if existing, may continue to exist.

Compensation and Management Development Committee

The compensation and management development committee of the board of directors is composed of Thomas H. Kean, Chairman, Nicholas F. Brady, Frank A. Olson, Ernst H. von Metzsch and Robert N. Wilson. The board has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. This committee met four times in 2006.

The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the New York Stock Exchange. A copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in the charter, this committee’s principal responsibilities are to:

•	approve the compensation of the company’s chief executive officer,

•	monitor the company’s compensation and benefit programs,

•	administer and make awards of stock-based compensation under the company’s long-term incentive plans,

•	review management development and succession programs, and

•	prepare its annual report on executive compensation for the company’s proxy statement.

Processes and Procedures for Determining Compensation

The compensation and management development committee has exclusive authority for approving the compensation of the chief executive officer and the other named executive officers. The senior vice president for human resources, acting under the supervision of the chief executive officer, develops compensation recommendations for all officers and employees, including the named executive officers, in accordance with the compensation objectives and policies more fully described in the compensation discussion and analysis.

The compensation recommendations are reviewed annually by the compensation and management development committee, usually at its February meeting. To assist its review of the compensation recommendations, the committee has engaged the firm of Towers Perrin as compensation consultant. In this capacity, Towers Perrin reports exclusively to the compensation and management development committee, which has sole authority to hire, dismiss and approve the terms of engagement of the consultant.

The compensation consultant’s principal responsibility is to advise the compensation and management development committee on compensation recommendations for the named executive officers, as well as on general matters relating to executive compensation strategy and programs. The compensation consultant also compiles survey data from benchmark groups used for analysis of competitive compensation levels.

The chief executive officer meets with the compensation and management development committee and the compensation consultant to review compensation recommendations for executive officers directly reporting to him, including the other named executive officers. Thereafter, the compensation and management development committee meets privately with the compensation consultant to review the compensation recommendations. The compensation and management development committee then determines the executives’ compensation based on the advice of the compensation consultant in accordance with the compensation objectives and policies set forth in the compensation discussion and analysis.

In accordance with its charter, the corporate governance and nominating committee periodically reviews and determines appropriate levels of compensation for directors. To assist in conducting this review and making these determinations, this committee has engaged a consultant, Mercer Human Resources Consulting, to compile benchmark data and make recommendations. The corporate governance and nominating committee last reviewed director compensation in September 2006.

Corporate Governance and Nominating Committee and Consideration of Stockholder Recommended Candidates

The corporate governance and nominating committee is composed of Nicholas F. Brady, Chairman, Edith E. Holiday and Thomas H. Kean. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. The corporate governance and nominating committee met three times in 2006.

The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the New York Stock Exchange. A copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board,

•	make recommendations to the board relating to board practices and corporate governance, and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the secretary of the company at the company’s principal executive office set forth on the first page of this proxy statement. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by Securities and Exchange Commission rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community;

•	current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company;

•	diversity of viewpoints, background and experience; and

•	compatibility with independence and other qualifications established by applicable law and rules.

The committee meets to recommend nominees for election at each annual meeting early in the year, generally at a February meeting. From time to time throughout the year, in advance of that meeting, members of the committee will be furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

Each of the nominees for election at the 2007 annual meeting was initially recommended either by the non-management directors on the corporate governance and nominating committee (or its predecessor committee) or the chief executive officer. The committee currently does not retain a search firm to identify potential candidates and has not paid fees to any third parties to assist in identifying or evaluating potential nominees.

Audit Committee

The audit committee of the board of directors is composed of Robert N. Wilson, Chairman, Edith E. Holiday, Craig G. Matthews, Risa Lavizzo-Mourey and Frank A. Olson. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The board has also determined that Craig G. Matthews is the “audit committee financial expert” as this term is defined under applicable rules of the Securities and Exchange Commission. The audit committee met six times in 2006. In addition, the audit committee held four reviews of quarterly financial results with management and independent auditors.

The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. A copy of the charter is attached as Appendix A to this proxy statement and is available on the company’s website at www.hess.com and without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of the proxy statement. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the retention of outside auditors and review of their independence,

•	the review of enterprise risk and risk controls, and

•	the company’s environmental, health, safety and social responsibility programs and compliance.

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent auditors are responsible for expressing an opinion on the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited December 31, 2006 financial statements of the company with management and the independent auditors. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgements inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent auditors. In addition, the committee has received from the independent auditors the annual independence disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

During 2006, the audit committee met with management, the internal auditors and independent auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations,

•	the adequacy and effectiveness of internal controls over financial reporting and disclosure controls and procedures,

•	issues raised on the company’s hotline reporting system, and

•	all other applicable matters required to be discussed under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

The audit committee also met separately with the independent auditors and the internal auditors without management present.

In reliance on the reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as independent auditors for 2007. The board has proposed that the stockholders ratify this selection at the annual meeting.

Robert N. Wilson, Chairman
Edith E. Holiday
Risa Lavizzo-Mourey
Craig G. Matthews
Frank A. Olson

Executive Compensation and Other Information

Compensation Discussion and Analysis

Total Compensation Objectives and Policies

The compensation and management development committee of the board of directors approves and oversees our executive compensation programs. The objective of our executive compensation programs is to attract and retain executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. We attempt to reinforce the link between pay and performance by putting a portion of executive compensation at risk, so that executives are rewarded if corporate, business unit and individual performance goals are achieved. Moreover, the committee believes that a significant portion of compensation should be related to our common stock in order to align senior management interests more closely with those of stockholders, and to provide incentives to work for the long-term profitable growth of the company. The principal elements of an executive’s total compensation consist of:

•	cash salary,

•	annual cash bonus, and

•	long-term equity compensation, principally consisting of stock options and restricted stock awards.

However, we also review the competitiveness of other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally in order to value the entire compensation package offered to executives.

Total Compensation Methodology, Competitive Benchmarks and Compensation Consultant

In order to ensure that our compensation and benefit programs are properly benchmarked, the committee generally relies on two surveys for determining competitive compensation levels. The first is a survey of a broad group of general industrial companies comparable in size and complexity to our operations, which in 2006 comprised 284 companies. The second is a survey of a group of oil and gas companies, which in 2006 consisted of:

• Anadarko Petroleum Corporation	• Marathon Oil Corporation
• BP plc	• Occidental Petroleum Corporation
• Chevron Corporation	• Shell Oil Corporation
• Conoco Phillips	• Sunoco, Inc.
• Devon Energy Corporation	• Tesoro Petroleum Corporation
• ExxonMobil Corporation	• Valero Energy Corporation

The committee’s compensation consultant, Towers Perrin, assists it in overseeing executive compensation programs. The consultant compiles survey data for the benchmark groups and assists in analyzing this data for the committee regarding compensation levels.

The consultant is retained exclusively by the committee. While the consultant interacts with senior executives in our human resource department and with senior management in developing compensation recommendations, the consultant meets privately with the committee in advising on compensation levels for the chief executive officer and the other named executive officers. Final decisions on compensation for these individuals are made solely by the committee.

Total Direct Compensation

Our objective is to target total direct compensation, consisting of cash salary, cash bonus and long term equity compensation, at approximately the 75th percentile of that of the surveyed companies, if specified corporate and business unit performance metrics and individual performance objectives are met. We selected this target for compensation to remain competitive in attracting and retaining talented executives. Many of our competitors are significantly larger and have financial resources greater than our own. The competition for experienced, technically proficient executive talent in the oil and gas industry is currently particularly acute, as companies seek to draw from a limited pool of such executives to explore for and develop hydrocarbons that increasingly are in more remote areas and are technologically more difficult to access.

We structure total direct compensation to the named executive officers so that most of this compensation is delivered in the form of equity awards in order to provide incentives to work toward long-term profitable growth that will enhance stockholder returns. We also structure their cash compensation so that a significant portion is at risk under the cash bonus plan, payable based on corporate, business unit and individual performance. In the following sections, we further detail each component of total direct compensation.

Cash Compensation—Salary

In determining base salary level for executive officers, the committee considers the following qualitative and quantitative factors:

•	job level and responsibilities,

•	relevant experience,

•	individual performance,

•	recent corporate performance, and

•	our objective of targeting total direct compensation at the 75th percentile level if performance metrics are met.

We review base salaries annually, but we do not necessarily award salary increases each year. From time to time base salaries may be adjusted other than as a result of an annual review, in order to address competitive pressures or in connection with a promotion.

In February 2006 the committee approved cash salary increases averaging 6% for our executive officers. These increases were approved in view of the company’s improved financial and operational performance and individual performance in 2005. Average salary percentage increases for 2007 are lower than those in 2006.

Cash Compensation—Cash Bonus Plan

Elements of Cash Bonus Plan. The annual cash bonus plan for executive officers has both quantitative and qualitative elements. We establish a target bonus for each executive officer, based on his or her job level and responsibility and competitive benchmarks for similar positions. For executive officers, including the named executive officers:

•	one-third of the target bonus is based on the attainment of a specified target level of a corporate performance measure, which for 2006 was net income before interest and items affecting the comparability of income between periods,

•	one-third is based on attainment of specified business unit metrics, and

•	one-third is based on individual performance and other qualitative factors.

We developed these weightings to link two-thirds of the bonus to quantifiable performance measures but also to permit discretion to recognize individual performance. Payouts may range from 0% to 150% for each component of the target bonus, depending upon the percent of attainment of the corporate and business unit performance measures and, with respect to the individual performance component, the committee’s determination of an appropriate amount.

Determination of Metrics. Business unit metrics vary from exploration and production and marketing and refining and also vary among units within each division. Business unit metrics for exploration and production executives may include, for example, reserve replacement, production growth, and controllable cost. Metrics for marketing and refining executives may include, for example, net operating cost, sales and business unit income. The specific targeted levels of corporate and business unit performance that are to be attained are established with the intention of motivating continued improved performance. For the years 2004, 2005 and 2006, attainment of maximum payout on the business unit metrics for exploration and production and marketing and refining on average was never achieved. In 2006, the marketing and refining division attained on average less than 100% of the targeted levels.

Assessment of Individual Performance. We assess individual performance in view of specific performance objectives developed for each executive at the beginning of each year. Each executive’s manager, in consultation with the executive, develops a set of strategic, financial and operational objectives that the executive will attempt to achieve during that year. At the end of the year, the manager reviews with the executive the extent to which each of these objectives was attained. The chief executive officer conducts these performance reviews for the other named executive officers and makes compensation recommendations to the committee based on these reviews. The committee then reviews the chief executive officer’s attainment of his performance objectives. Attainment of an executive’s performance objectives influences not only the individual performance component of his or her annual cash bonus, but also the levels of long-term equity compensation and base salary.

2006 Cash Bonus Plan Payouts. Payouts to the named executive officers for corporate and business unit performance are shown in column (g), and payouts for individual performance are shown in column (d), of the Summary Compensation Table on page 18. In 2006, the company attained 134% of the corporate performance goal. Payouts for business unit performance in 2006 were 105% of target for Messrs. Hess, Collins and Rielly, 119% of target for Mr. O’Connor and 83% for Mr. Walker. In general, cash bonuses for the named executive officers were slightly higher than those in 2005 due primarily to higher target bonus amounts.

Long-Term Compensation

General Objectives. Long-term compensation is a major portion of an executive officer’s total compensation package and is an important incentive and retention tool. The committee has authority to grant a variety of stock-based compensation under the long-term incentive plan, last approved by stockholders in 2004. Awards to executive officers under the plan have consisted of restricted stock and stock options. We believe the combination of these two types of stock awards gives executives considerable incentive to maximize long-term financial growth for stockholders and helps retain individuals necessary for future growth and profitability.

Timing of Awards. We have adopted a policy generally to make long-term equity compensation awards annually, at the committee’s regular February meeting. We believe this is the appropriate time to make awards and set prices for options, because it is soon after the date in late January when we publicly disclose our earnings for the prior fiscal year and other material information. However, the committee retains discretion to vary the timing of awards as it deems appropriate. For example, the committee did not make awards of long-term equity compensation for 2003, following a year in which the company had a net loss, and did not make further awards until June 2004, after stockholders approved an increase in the number of shares authorized for award under the long-term incentive plan. Awards of options and restricted stock to newly-hired employees and special merit awards to existing employees are made on the date of the next regularly scheduled board meeting following commencement of employment or the date management recommends a special award. Prior to the adoption of our current policy, awards to newly-hired employees were granted by the committee on the date they commenced employment. Option exercise prices have not been set on any date other than the date of grant. The committee has never opportunistically selected grant dates to achieve more favorable option exercise prices, nor have options been repriced to increase the value of an award.

Terms of Awards. Restricted stock awards generally vest in three years from the date of grant and options vest pro-rata over a three-year period and remain exercisable until 10 years after the date of grant. We believe these vesting periods support retention and are consistent with market practices. The exercise price of an option is set at the closing market price on the date of grant, and the option may not be repriced or adjusted, except to reflect customary anti-dilution adjustments, such as for a stock split or stock dividend.

Shares of restricted stock are issued and outstanding from the date of grant, but are held in escrow until the vesting date. Restricted shares are therefore entitled to dividends if and when paid on shares of common stock generally. Dividends accrued on shares of restricted stock, together with interest on these dividends at short-term market rates, are paid upon vesting. For accounting purposes, the expense associated with a restricted stock award is the fair value of the award on the date of grant and this expense is amortized over the vesting period. Expense associated with a stock option award is the grant date fair value determined using a Black-Scholes valuation model, and this expense is also amortized over its vesting period.

Value of Awards. We target aggregate long-term compensation awards to deliver approximately half of their value in the form of restricted stock and the other half in the form of options, based on grant date valuations. We believe this weighting appropriately balances the goals of retention and motivating performance and also reflects our desired level of annual share utilization. Annual grant levels depend on the company’s performance as well as oil and gas industry and general industry benchmarks. As with cash compensation, we aim to provide long-term awards such that together with cash compensation, total direct compensation is valued at approximately the 75th percentile of such compensation as established from the benchmark surveys if specified performance criteria and individual performance objectives are met. The committee bases individual award levels on market benchmarks for the executive’s job level and individual performance. In making awards to any individual the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock or option awards.

2006 Awards. In February 2006, the committee granted stock options and restricted stock in an aggregate amount of approximately 1.1 million shares. Since these awards, including those shown for the named executive officers in the Summary Compensation Table, were made in early 2006, they reflect 2005, not 2006, performance. Similarly, 2007 awards reflect 2006 performance. Following the three for one split of our common stock on May 31, 2006, these and other prior awards were proportionately increased in accordance with anti-dilution provisions in the long-term incentive plan. The aggregate number of shares awarded in the annual grant in 2006 was approximately 88% of the aggregate number of shares awarded in the annual grant in 2005, reflecting the increase in the company’s share price during 2005. The awards of restricted stock and stock options to the chief executive officer and named executive officers were consistent with our objective to deliver total direct compensation at the desired benchmark level as discussed above. We believe these levels were warranted given the company’s continued financial and operational improvements during 2005.

Other Benefits

We have adopted certain broad-based employee benefits plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. We believe it is necessary to maintain these plans to remain competitive with the overall compensation packages offered by other companies in the oil and gas industry. We target the value of these benefits at approximately the 50th percentile of that offered by other oil and gas companies. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 25% of pre-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to 6% of pre-tax salary for each participant, which are invested at the discretion of the participant. As explained later in this proxy statement, we have a qualified defined benefit pension plan, and a non-qualified supplemental plan that provides benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code. The committee has granted additional years of credited service under our supplemental pension plan (the restoration plan referred to in the Pension Benefits table) to Messrs. O’Connor,

Walker and Rielly as part of the compensation packages necessary to recruit them. The additional years of service are equal to their service with their prior employers and their supplemental benefits are offset by their pension benefits from their prior employers.

The company did not provide perquisites valued at $10,000 or more to named executive officers in 2006. We believe that the other elements of executive compensation provide sufficient remuneration.

Change in Control Agreements

As explained in greater detail later in this proxy statement, we have change in control agreements for certain executives, including the named executive officers, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation if the executive is actually or constructively terminated within 24 months following a change in control, as defined in the agreement, as well as other benefits. We believe these agreements are necessary to remain competitive with the overall compensation packages afforded by other companies in the oil and gas industry. We also believe these agreements work to provide security to executives, many of whom would have key roles in effecting or resisting a potential change in control transaction, and motivate them to act in the best long-term interests of all stockholders.

Management Stock Ownership Guidelines

In order to further align the interests of management and stockholders, following approval and recommendation by the committee, the board of directors approved management stock ownership guidelines for corporate officers of the company. The guidelines require that each officer attain a specified level of ownership of shares of the company’s common stock, as set forth below, equal in value to a multiple of the officer’s base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her office:

•	chief executive officer — five times base salary,

•	executive vice presidents — four times base salary,

•	senior vice presidents — three times base salary, and

•	vice presidents — one times base salary.

The committee has authority to determine the types of stockholdings that will be counted for determining stock ownership and otherwise administer the guidelines. Currently, shares owned outright by an executive and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options and unvested restricted stock, however, are not counted. Each of these officers has attained, or is making progress in attaining, his or her required level of ownership.

We do not permit executive officers to trade in equity derivative instruments in order to hedge the economic risks of holding the company’s stock. The purpose of these guidelines is to align the interests, including the economic risk of ownership, of management and stockholders. This intent would be undermined if executives were to insulate themselves from economic loss on their stock.

Deductibility of Compensation Expense for Named Executive Officers

Section 162(m) of the Internal Revenue Code disallows deductions by corporations for certain compensation expense to the chief executive officer and the four other most highly paid executive officers in excess of $1 million in any year. In 2005 the committee approved a performance incentive plan for senior officers to permit deductibility of compensation expense for restricted stock and cash bonuses. The plan limits awards of incentive cash compensation and restricted and deferred stock granted in any year to each participant to 1%, and to all participants in the aggregate to 5%, of adjusted net cash flow from operations for the prior year minus a specified amount of not less than $550 million. The plan is not intended to increase award levels beyond those that the committee would otherwise approve consistent with its compensation policies described previously. Participants in the plan include the named executive officers and any other senior officers that the committee may designate. The plan was approved by stockholders in 2006 and will apply to awards earned for 2007 and made in 2008. The plan does not cover stock options, because they already qualify as performance-based compensation under this section of the code. Cash salary in excess of $1 million to any named executive officer in any year is not deductible. We believe it is important for the committee to retain discretion to pay types and amounts of compensation even if it is not deductible, as it deems appropriate.

Conclusion

We believe that our compensation philosophy and programs align with the interests of the company and shareholders, link compensation to corporate performance and assist in attracting and retaining talented executives. The committee will continue to monitor our programs to ensure that they are consistent with our compensation objectives and policies.

Compensation Committee Report

The compensation and management development committee of the board of directors of the company has reviewed and discussed the compensation discussion and analysis with management, and based on this review and discussion, the compensation and management development committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and incorporated by reference into the annual report on Form 10-K.

Thomas H. Kean, Chairman
Nicholas F. Brady
Frank A. Olson
Ernst H. von Metzsch
Robert N. Wilson

  Summary of Compensation

The following table sets forth information on compensation paid or accrued for the last fiscal year to the chief executive officer, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(1)	Earnings(4)	Compensation(5)	Total
Name and Title	Year	$	$	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Hess, John B.	2006	1,250,000	1,247,978	4,517,693	3,549,560	2,152,022	2,279,680	13,200	15,010,133
Chairman & Chief Executive Officer (principal executive officer)
O’Connor, John J.	2006	1,100,000	812,969	3,525,403	2,647,020	1,387,031	5,656,082	13,200	15,141,705
Executive Vice President & President, Worldwide Exploration and Production
Walker, F. Borden	2006	800,000	255,446	1,572,687	1,187,212	469,554	1,198,538	13,200	5,496,637
Executive Vice President & President, Marketing and Refining
Collins, J. Barclay	2006	750,000 (6)	251,847	1,511,400	1,126,626	498,153	158,200	13,200	4,309,426
Executive Vice President & General Counsel
Rielly, John P.	2006	625,000	140,960	936,132	796,510	259,040	339,781	13,200	3,110,623
Senior Vice President & Chief Financial Officer (principal financial officer)

(1)	The amounts shown in column (d) represent the discretionary component of the cash bonuses, and the amounts shown in column (g) represent the components of the cash bonuses relating to the attainment of corporate and business unit performance metrics, paid to the named executive officers under our cash bonus plan, as discussed more fully in the compensation discussion and analysis starting on page 13 above.

(2)	Consists of compensation costs recognized in 2006 for restricted stock awards granted in 2006 and prior years in accordance with Statement of Financial Accounting Standards No. 123R. A discussion of the valuation assumptions is in Note 9, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(3)	Consists of compensation costs recognized in 2006 for stock options granted in 2006 and prior years in accordance with Statement of Financial Accounting Standards No. 123R. A discussion of the valuation assumptions is in Note 9, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(4)	Consists of aggregate change in 2006 in actuarial present value of the accumulated benefits of the named executive officers under the company’s pension plans.

(5)	Consists of matching contributions by the company credited to the named executive officers under the company’s employees’ saving and stock bonus plan.

(6)	Of this amount $72,115 was deferred under our deferred compensation plan and is reported in the Nonqualified Deferred Compensation table on page 23.

Grants of Plan-Based Awards

On February 1, 2006, the compensation and management development committee approved awards of non-qualified stock options and restricted stock and established target bonuses. The following table sets forth information concerning possible payouts under the annual cash bonus plan for 2006 and individual grants of stock options and restricted stock made under the incentive plan for the last fiscal year to each of the named executive officers:

Grants of Plan-Based Awards

								Grant
					All Other	All Other		Date
					Stock Awards:	Option Awards:		Fair
		Estimated Possible Payouts			Number of	Number of	Exercise or	Value of
		Under Non-Equity Incentive			Shares of	Securities	Base Price of	Stock
		Plan Awards(1)			Stock or	Underlying	Option	and
		Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Hess, John B.	2/1/2006					288,000	49.55	4,757,760
	2/1/2006				96,000			4,756,800
	2/1/2006	900,000	1,800,000	2,700,000
O’Connor, John J.	2/1/2006					216,000	49.55	3,568,320
	2/1/2006				72,000			3,567,600
	2/1/2006	550,000	1,100,000	1,650,000
Walker, F. Borden	2/1/2006					90,000	49.55	1,486,800
	2/1/2006				30,000			1,486,500
	2/1/2006	216,667	433,333	650,000
Collins, J. Barclay	2/1/2006					81,000	49.55	1,338,120
	2/1/2006				27,000			1,337,850
	2/1/2006	208,333	416,667	625,000
Rielly, John P.	2/1/2006					63,000	49.55	1,040,760
	2/1/2006				21,000			1,040,550
	2/1/2006	108,333	216,667	325,000

(1)	The amount shown in columns (c), (d) and (e) above represent the threshold, target and maximum payouts for the components of the 2006 cash bonuses relating to the attainment of corporate and business unit performance metrics. The actual amounts paid for 2006 relating to these components is shown in column (g) of the Summary Compensation Table on page 18.

(2)	The grant date fair values for option awards shown in the above table have been determined using the Black-Scholes option pricing model. This model, like all pricing models, requires assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected holding period of five years for each option; stock price volatility of .321; risk-free interest rate of 4.5%; and dividend yield of 0.8%. The grant date fair value of stock awards is determined by multiplying the number of shares of stock awarded as shown in column (f) by the closing price of the company’s common stock on the date of grant.

We have no employment agreements with our named executive officers other than agreements relating to credited service discussed under “Pension Benefits” and change of control agreements discussed under “Potential Payments upon Termination or Change in Control.”

The stock options shown in the “All Other Option Awards” column of the Grants of Plan-Based Awards table vest in three equal installments on the first, second and third anniversaries of the grant date, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change in control. At the discretion of the compensation and management development committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited. The shares of restricted stock shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table (i) vest on the third anniversary of the grant date, except that they may vest earlier upon retirement, death, disability or a change in control (with proportional vesting of restricted stock in the case of early retirement at the discretion of the committee) and (ii) dividends on the shares are accrued and held in escrow until the vesting date, at which time they are paid with interest at short-term market rates (the dividends are forfeited if the shares of restricted stock are forfeited). All awards and exercise prices shown in columns (f), (g) and (h) reflect the effect of a three-for-one split of the company’s common stock on May 31, 2006.

Non-equity incentive plan awards are discussed in the compensation discussion and analysis under the heading “Cash Compensation — Cash Bonus Plan.”

Outstanding Equity Awards

The following table shows outstanding equity awards held by the named executive officers at the end of the last fiscal year. The market value of shares of unvested restricted stock shown in column (g) is determined by multiplying the number of shares shown in column (f) by the closing price of the company’s common stock at the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock that		Stock that
	Options	Options		Exercise	Option	have not		have not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)

Hess, John B.	225,000	—		17.67	01/05/08	630,000	(4)	31,229,100
	300,000	—		16.40	02/03/09
	450,000	—		19.38	12/01/09
	300,000	—		20.08	12/06/10
	600,000	—		19.43	11/07/11
	240,000	120,000	(1)	24.14	06/02/14
	114,000	228,000	(2)	29.96	02/02/15
	—	288,000	(3)	49.55	02/01/16
O’Connor, John J.	300,000	—		19.43	11/07/11	396,000	(5)	19,629,720
	180,000	90,000	(1)	24.14	06/02/14
	84,000	168,000	(2)	29.96	02/02/15
	—	216,000	(3)	49.55	02/01/16
Walker, F. Borden	30,000	—		16.40	02/03/09	232,500	(6)	11,525,025
	45,000	—		19.38	12/01/09
	60,000	—		20.08	12/06/10
	225,000	—		19.43	11/07/11
	90,000	45,000	(1)	24.14	06/02/14
	37,500	75,000	(2)	29.96	02/02/15
	—	90,000	(3)	49.55	02/01/16

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock that		Stock that
	Options	Options		Exercise	Option	have not		have not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)

Collins, J. Barclay	18,000	—		19.38	12/01/09	228,000	(7)	11,301,960
	120,000	—		20.08	12/06/10
	225,000	—		19.43	11/07/11
	90,000	45,000	(1)	24.14	06/02/14
	36,000	72,000	(2)	29.96	02/02/15
	—	81,000	(3)	49.55	02/01/16
Rielly, John P.	60,000	—		24.89	04/02/11	105,000	(8)	5,204,850
	45,000	—		19.43	11/07/11
	60,000	30,000	(1)	24.14	06/02/14
	24,000	48,000	(2)	29.96	02/02/15
	—	63,000	(3)	49.55	02/01/16

(1)	Options become fully vested and exercisable on June 2, 2007 if the named executive officer continues to be employed.

(2)	Options become vested and exercisable in 2 equal installments on February 2, 2007 and February 2, 2008 if the named executive officer continues to be employed

(3)	Options become vested and exercisable in 3 equal installments on February 1, 2007, February 1, 2008 and February 1, 2009 if the named executive officer continues to be employed.

(4)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 120,000 on June 2, 2007, 114,000 on February 2, 2008, 300,000 on February 5, 2008 and 96,000 on February 1, 2009.

(5)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 90,000 on June 2, 2007, 84,000 on February 2, 2008, 150,000 on February 5, 2008 and 72,000 on February 1, 2009.

(6)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 45,000 on June 2, 2007, 37,500 on February 2, 2008, 120,000 on February 5, 2008 and 30,000 on February 1, 2009.

(7)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 45,000 on June 2, 2007, 36,000 on February 2, 2008, 120,000 on February 5, 2008 and 27,000 on February 1, 2009.

(8)	Shares of restricted stock vest provided the named executive officer continues to be employed as follows: 30,000 on June 2, 2007, 24,000 on February 2, 2008, 30,000 on February 5, 2008 and 21,000 on February 1, 2009.

The following table sets forth information as to the named executives regarding the exercise of stock options and the vesting of restricted stock under the incentive plan as of the end of the last fiscal year:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Hess, John B.	—	—	—	—
O’Connor, John J.	—	—	120,000	5,270,400
Walker, F. Borden	90,000	3,138,482	—	—
Collins, J. Barclay	48,000	1,007,470	—	—
Rielly, John P.	—	—	30,000	1,407,300

(1)	Value based on closing price on the vesting date, except that for Mr. Rielly, value is based on closing price on the day following vesting date since vesting date was not a trading day.

Pension Benefits

The following table shows the number of years of credited service and present value of the accumulated benefit under these plans as of the end of the last fiscal year for each of the named executive officers.

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hess, John B.	Employees’ Pension Plan	29.58	714,164	—
	Restoration Plan	29.58	17,557,599	—

O’Connor, John J.	Employees’ Pension Plan	5.25	132,545	—
	Restoration Plan	38.25 (1)	19,521,580	—

Walker, F. Borden	Employees’ Pension Plan	10.50	261,590	—
	Restoration Plan	29.50 (2)	5,995,002	—

Collins, J. Barclay	Employees’ Pension Plan	22.67	780,776	—
	Restoration Plan	22.67	6,171,141	—

Rielly, John P.	Employees’ Pension Plan	5.75	89,051	—
	Restoration Plan	22.25 (3)	1,746,245	—

(1)	Credited years of service include 33 years for service with prior employers. Benefits shown are net amounts offset by amounts due from previous employers. Additional years of credited service result in an increase of $16,533,235 under the restoration plan.

(2)	Credited years of service include 19 years for service with a prior employer. Benefits shown are net amounts offset by amounts due from previous employer. Additional years of credited service result in an increase of $3,939,243 under the restoration plan.

(3)	Credited years of service include 16.5 years for service with a prior employer. Benefits shown are net amounts offset by amounts due from previous employer. Additional years of credited service result in an increase of $1,353,107 under the restoration plan.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Internal Revenue Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Internal Revenue Code, with certain modifications discussed below. Employees participate after one year of service in the employees’ pension plan and vest in a retirement benefit after five years of service. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d)and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date. Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has 10 years of service. Mr. Collins is the only named executive officer currently eligible for early retirement under the employees’ pension plan, and Messrs. Collins and O’Connor are the only named executive officers eligible for early retirement under the restoration plan. Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan are payable as a lump sum 6 months after retirement. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 11. Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for year ended December 31, 2006. As explained in footnotes to the table above and in the compensation discussion and analysis, Messrs. O’Connor, Rielly and Walker were granted years of credited service under the restoration plan for employment with prior employers by the compensation and management development committee. Retirement benefits payable under the restoration plan are offset by retirement benefits payable by their prior employers.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Last Fiscal Year
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Hess, John B.	—	—	—	—	—
O’Connor, John J.	—	—	—	—	—
Walker, F. Borden	—	—	—	—	—
Collins, J. Barclay	144,615(1)	—	26,897	—	248,424
Rielly, John P.	—	—	—	—	—

(1)	$72,115 of this amount is also included in the Summary Compensation Table on p. 18 in the salary column. The remaining $72,500 is from bonus compensation earned in 2005 that was paid in 2006.

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change of control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings and stock bonus plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company. Mr. Collins is the only named executive officer who participates in the deferred compensation plan.

Potential Payments upon Termination or Change in Control

Termination

In the event any of the named executive officers had terminated employment at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on page 22. Retirement benefits under the employees’ pension plan are payable solely in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

Mr. Collins would also be entitled to the amount shown in the “Nonqualified Deferred Compensation” table on page 23. In addition, because Mr. Collins was eligible for early retirement under the employees’ pension plan, a pro rata portion of his unvested equity awards would become vested at the discretion of the compensation and management development committee based on the number of calendar days elapsed in the applicable vesting period and he would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year End” table on pages 20 and 21.

Each named executive officer other than Mr. Collins would also be entitled to exercise the stock options shown in the “Option Awards — Exercisable” column of the “Outstanding Equity Awards at Fiscal Year End” table on pages 20 and 21 for a period of 60 days from the date of termination. If any of the named executive officers had terminated employment due to death or disability (i) stock options in the “Option Awards — Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, and (iii) all restricted stock awards listed in that table would have become fully vested. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

Change in Control

Equity Awards.  In the event of a change in control of the company, pursuant to the incentive plan all unexercisable stock options and all nonvested shares of restricted stock awarded to the named executive officers would immediately become fully exercisable and vested. See the “Outstanding Equity Awards at Fiscal Year End” table on pages 20 and 21 for the number of unexercisable options and unvested shares of restricted stock held by each named executive officer at the end of the last fiscal year. The named executive officers would also be able to exercise the stock options shown in the “Option Awards-Exercisable” column of that table.

For purposes of the incentive plan “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) a change in majority of the board of directors, (iii) shareholder approval of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) shareholder approval of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Severance Payments.  The company has entered into change in control termination benefit agreements with executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if within 24 months following a change in control the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for the named executive officers (other than Mr. Rielly) and two times for Mr. Rielly and all other officers with whom such agreements were entered into.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for the named executive officers (other than Mr. Rielly) and 24 months following termination for Mr. Rielly and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The named executive officers are also entitled to a “gross-up” payment from the company for any “golden parachute” excise tax imposed by the Internal Revenue Code on “parachute payments” resulting from a change in control.

Value of Change in Control Payments and Benefits.  Set forth below is the estimated value, assuming that a change in control occurred at the end of the last fiscal year and the employment of each named executive officer terminated on that date under circumstances entitling them to severance payments and benefits under the change in control termination benefit agreements, as well as the value of their unvested equity awards at the end of the last fiscal year.

	Cash					Additional
Named	Severance	Stock	Restricted	Welfare	Outplacement	Pension	Excise Tax
Executive	Payment	Options	Stock	Benefits	Benefits	Benefits(1)	Gross-up	Total
Officer	($)	($)	($)	($)	($)	($)	($)	($)

Hess, J.B.	13,650,000	7,527,840	31,229,100	38,442	30,000	18,666,752	17,394,426	88,536,560
O’Connor, J.J.	9,300,000	5,587,040	19,629,720	18,852	30,000	6,647,455	10,513,751	51,726,818
Walker, F.B.	4,650,000	2,616,700	11,525,025	38,442	30,000	6,272,870	6,622,042	31,755,079
Collins, J.B.	4,425,000	2,557,710	11,301,960	29,529	30,000	1,348,447	N/A	19,692,646
Rielly, J.P.	2,000,000	1,705,290	5,204,850	186	30,000	796,180	1,849,787	11,586,293

(1)	Each named executive officer would also be entitled to his accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on page 22.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2006; using the closing price of our common stock on December 29, 2006 (the last trading day of our fiscal year) of $49.57 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 29, 2006 closing price of our common stock and the exercise price) and for purpose of the golden parachute excise tax (i) assuming each of the named executive officers is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2006 to calculate the present values of accelerated payments and (iii) assuming that the five-year period for determining the average total compensation of each named executive officer (i.e., the base amount under the golden parachute rules) ended on December 31, 2005.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plan, except that the change in a majority of board of directors must occur within a 24-month period, the applicable event for reorganization, merger or consolidation is consummation rather than shareholder approval, and the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, good reason is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. Cause for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

Director Compensation

The following table shows compensation paid to directors in 2006.

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(1)	Awards	Compensation	Earnings	Compensation(2)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Brady, Nicholas F.	120,000	151,187	—	—	—	10,529	281,716
Holiday, Edith E.	132,500	151,187	—	—	—	186	283,873
Kean, Thomas H.	126,000	151,187	—	—	—	10,529	287,716
Lavizzo-Mourey, Risa	120,500	151,187	—	—	—	186	271,873
Matthews, Craig G.	122,500	151,187	—	—	—	186	273,873
Olson, Frank A.	130,500	151,187	—	—	—	10,529	292,216
Von Metzsch, Ernst H.	107,000	151,187	—	—	—	186	258,373
Wilson, Robert N.	146,500	151,187	—	—	—	186	297,873

(1)	Stock awards consist of 3,000 common shares granted on January 31, 2006 that were fully vested on grant. The closing price of our common shares on that date was $50.3958 per share.

(2)	Amounts in this column consist of $186 in life insurance premiums for each director and, for Messrs. Brady, Kean and Olson, $10,343 in medical benefits.

In 2006, each director who was not an employee of the company or any of its subsidiaries received an annual fee of $75,000 for membership on the board of directors and a fee of $2,000 for each board of directors’ and stockholders’ meeting attended. These directors received an additional annual fee of $4,000 for membership on each committee of the board of directors on which such director served, except for audit committee members who each received an annual fee of $7,500, and a fee of $2,000 for each committee meeting, and in the case of audit committee members each quarterly financial review, attended. The chairperson of each committee received an annual fee of $5,000, except for the chairman of the audit committee, who received an annual fee of $10,000. In addition, in February 2006 each non-employee director received 1,000 shares of common stock (3,000 shares after giving effect to the three-for-one split of the company’s common stock on May 31, 2006). These awards are made from shares purchased by the company in the open market.

Effective January 1, 2007, the corporate governance and nominating committee decided to fix the annual stock award to each non-management director at $150,000 in value as of the date of award, increased the annual retainer for members of the compensation and management development committee and corporate governance and nominating committee to $5,000 and for chairmen of these committees to $7,500 and increased the annual retainer for the chairman of the audit committee to $15,000.

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

		Amount and
	Name and address	nature of
	of beneficial	beneficial		Percent
Title of class	owner	ownership(a)		of class

Common Stock	John B. Hess	39,214,129	(b)(c)(d)(e)	12.31
	Nicholas F. Brady	20,684,229	(b)(c)(g)	6.54
	Thomas H. Kean	20,509,818	(b)(c)(h)	6.49
	John Y. Schreyer	19,294,427	(b)(d)(f)	6.10
	c/o Hess Corporation 1185 Avenue of the Americas New York, New York 10036

Common Stock	Capital Research and Management Company	23,897,910	(i)	8.5
	333 South Hope Street Los Angeles, CA 90071

Common Stock	Massachusetts Financial Services Company	17,344,507	(j)	6.2
	500 Boylston Street Boston, MA 02116

(a) The information in this table and in the notes thereto was obtained, with respect to Capital Research and Management Company and Massachusetts Financial Services Company, from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February 2007. Information with respect to Messrs. Hess, Brady, Kean and Schreyer is as of February 7, 2007, and with respect to Capital Research and Management Company and Massachusetts Financial Services Company is as of December 31, 2006. The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Schreyer should not be added because they reflect shared beneficial ownership.

(b) This amount includes 12,530,979 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Schreyer, Brady and Kean.

(c) This amount includes 7,956,219 shares held by a limited partnership. Messrs. Hess, Brady and Kean serve on the management committee of the general partner of this limited partnership and share voting and dispositive power with respect to shares held by the limited partnership.

(d) This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess and Schreyer are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Schreyer.

(e) This amount includes:

•	1,368,999 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	655,065 shares held by three trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is a trustee or co-trustee and has sole voting power and as to 151,438 of which shares he has sole dispositive power and as to 503,627 of which shares he has shared dispositive power,

•	715,000 shares held in escrow under the company’s incentive plan as to which Mr. Hess has voting but not dispositive power,

•	2,439,000 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	47,851 shares vested in the name of Mr. Hess under the employees’ savings and stock bonus plan as to which he has sole voting and dispositive power,

•	2,703,213 shares held by a trust of which Mr. Hess is a co-trustee and as to which he has sole voting power and shared dispositive power,

•	63,635 shares held by a trust of which Mr. Hess is a co-trustee and has shared voting and dispositive power,

•	2,371,878 shares held by Mr. Hess’ siblings and five trusts for the benefit of Mr. Hess’ siblings as to which Mr Hess has sole voting power and as to 1,541,950 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others,

•	735,216 shares held by a trust for the benefit of Mr. Hess and his heirs, of which Mr. Hess’ spouse is trustee, but as to which he has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his spouse and others,

•	1,121,175 shares held by a trust for the benefit of Mr. Hess’ mother, as to which he has sole voting power and shared dispositive power, and

•	69,018 shares held by two trusts as to which Mr. Hess has sole voting and dispositive power.

(f) This amount includes:

•	75,289 shares owned directly by Mr. Schreyer, as to which he has sole voting and dispositive power,

•	100,000 shares underlying options to purchase common stock, as to which Mr. Schreyer has no voting or dispositive power until they are acquired upon exercise of the options, and

•	151,278 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

(g) This amount includes 156,150 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, 6,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power. This amount also includes 9,966 shares held by a charitable foundation, and 24,915 shares held by two trusts of which Mr. Brady is a co-trustee, in each case as to which Mr. Brady shares voting and dispositive power.

(h) This amount includes 22,620 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(i) This amount includes 12,851,610 shares as to which such beneficial owner has sole voting power and 23,897,910 shares as to which such beneficial owner has sole dispositive power.

(j) This amount includes 13,358,655 shares as to which such beneficial owner has sole voting power and 17,344,507 shares as to which such beneficial owner has sole dispositive power.

Ownership of Equity Securities by Management

The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the company on February 7, 2007. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock.

Individual amounts and percentages shown for Messrs. Brady, Hess and Kean cannot be added because they reflect shared beneficial ownership of shares as explained in footnotes (b) and (c) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

			Percent of
			outstanding	Of total number of
			shares of	shares beneficially
	Total number of shares		common stock	owned, number of
Name	beneficially owned(a)		owned	option shares

Nicholas F. Brady	20,684,229	(b)	6.54	—
J. Barclay Collins	988,139	(c)	—	549,000
John B. Hess	39,214,129	(d)	12.31	2,439,000
Edith E. Holiday	19,620		—	—
Thomas H. Kean	20,509,818	(e)	6.49	—
Risa Lavizzo-Mourey	10,320		—	—
Craig G. Matthews	18,105		—	—
John H. Mullin	5,320		—	—
John J. O’Connor	1,252,420		—	720,000
Frank A. Olson	26,520		—	—
Ernst H. von Metzsch	41,820		—	—
John P. Rielly	378,579		—	234,000
F. Borden Walker	816,393		—	555,000
Robert N. Wilson	54,030		—	—
All directors and executive officers as a group	44,774,636		13.92	5,335,698

(a)	These figures include 5,636 shares vested in the name of Mr. Collins, 47,851 shares vested in the name of Mr. Hess, 3,974 shares vested in the name of Mr. Rielly, 3,893 shares vested in the name of Mr. Walker, and 74,777 shares vested for all executive officers and directors as a group under the employees’ savings and stock bonus plan as to which these individuals and the group have voting and dispositive power. These amounts also include

252,000 shares held in escrow under the incentive plan for Mr. Collins, 715,000 shares held in escrow under this plan for Mr. Hess, 466,000 shares held in escrow under this plan for Mr. O’Connor, 124,000 shares held in escrow under this plan for Mr. Rielly, 257,500 shares held in escrow under this plan for Mr. Walker and 2,620,700 shares held in escrow under this plan for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b)	See footnotes (b), (c) and (g) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(c)	This amount includes 35,000 shares pledged as security for a third party loan.

(d)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(e)	See footnotes (b), (c) and (h) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee has selected the firm of Ernst & Young LLP as the independent auditors of the company for the fiscal year ending December 31, 2007. Ernst & Young LLP has acted for the company in this capacity for many years. The board proposes that the stockholders ratify this selection at the annual meeting.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

  Independent Auditor Fee Information

Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2006	2005

Audit Fees	$8,288	$7,470
Audit-Related Fees	1,019	1,039
Tax Fees	480	533
All Other Fees	—	48

Total	$9,787	$9,090

Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, and statutory audits required internationally.

Ernst & Young’s fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition reviews, and consultations on internal accounting controls.

Tax fees include tax compliance services and United States and international tax advice and planning.

All other fees in 2005 principally include miscellaneous advisory services.

As part of its responsibility for oversight of the independent auditor, the audit committee has established a pre-approval policy for the provision of engaging audit and permitted non-audit services provided by the company’s independent auditors. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditor is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent auditor. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent auditors.

STOCKHOLDER PROPOSAL

The company has received notice from the Employees Pension Plan of the American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C. 20036, holder of 845 shares of the company’s common stock, of its intention to present the following resolution for action at the annual meeting. The proponent also furnished the supporting statement immediately following the resolution. The affirmative vote of a majority of the votes cast at the annual meeting on this proposal is necessary to adopt the proposal. Abstentions will not be counted as a vote cast and therefore will have no effect on the vote on the stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

“RESOLVED, that shareholders of Hess Corporation urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Hess’s board and to require that all directors stand for election, annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

SUPPORTING STATEMENT

We believe the election of directors is the most powerful way shareholders influence Hess’s strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe destaggering the board will destabilize Hess or affect the continuity of director service. Our directors, as well as the directors of the majority of other public companies, are routinely elected with over 90% shareholder approval.

A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

A 2002 study by Professor Bebchuk and two colleagues provides evidence that classified boards harm shareholders. The study, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” — a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification — doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards, like the one Hess has, cost target shareholders $8.3 billion during that period.

The classification of Hess’s board is effected in its bylaws, and amendment of the bylaw classifying the board requires approval of 80% of outstanding shares. Such a threshold, while still challenging, is more likely to be obtained if a declassifying bylaw amendment is recommended by the board. Accordingly, we urge Hess’s board to approve bylaw amendments necessary to declassify the board and submit them for shareholder approval, with the board’s recommendation in favor of the amendments, at the 2008 annual meeting of shareholders.

A growing number of shareholders appear to agree with our concerns. In 2006 shareholder proposals seeking board declassification at 43 companies were supported by an average of 67 percent of shares voted. At the same time, management submitted 70 declassification proposals to a shareholder vote in 2006 (source: Institutional Shareholder Services).

We urge shareholders to vote for this proposal.”

BOARD OF DIRECTORS STATEMENT

For the reasons discussed below the board of directors does not recommend a vote FOR or AGAINST the stockholder proposal.

This stockholder proposal recommends that the board of directors of the company act to implement the election of all directors each year. The company currently has a board composed of three classes, with directors in each class elected for a three-year term. This structure was adopted by the board and approved by the stockholders in 1985.

The board is mindful of recent initiatives to declassify boards of other companies and the arguments in favor of declassification, some of which are referred to in the proponent’s supporting statement. However, the board believes the classified board structure has served the company well and considers it important for stockholders to weigh the important corporate governance benefits that it believes the classified structure does provide to the company and its stockholders.

In the board’s view, the principal advantages of a classified board are that it:

•	promotes continuity and stability of strategy, oversight and policies and fosters long-term focus on maximizing shareholder value; and

•	provides negotiating leverage to the board to maximize shareholder value in a potential takeover situation.

A staggered board means that at any one time a majority of the directors in office will be individuals with prior experience and in-depth knowledge of the company’s business, which better equips them to make decisions in the long-term best interests of the company and its stockholders. Election to a three-year term also promotes the directors’ focus on long-term strategies.

Such a long-term focus is especially important in our industry, where exploring for, developing and producing oil and gas resources to meet the world’s growing demand for energy is a process requiring many years and substantial investment. Our board has made a long-term strategic commitment to reshape our company and our portfolio of assets for sustainable profitable growth. The continuity of service of our directors has permitted them to focus their commitment to this comprehensive, multi-year strategy, which is already reaping benefits for our shareholders. Our reserves and production have increased significantly over the past several years. Our reserves-to-production ratio has increased for four consecutive years, and in 2006 we replaced 232% of production. Our company is bringing into production world-class oil and gas developments, and we have assembled an exciting portfolio of exploration opportunities, led by our prospects in the deepwater Gulf of Mexico. Our successful strategy has enabled us to attract world-class talent. As a result of our directors’ commitment to the strategic direction of our business, our company is well-positioned to sustain profitable growth and create significant value for our shareholders.

Moreover, the board believes that the classified structure will provide it valuable leverage to deliver shareholder value in a potential takeover situation. By requiring two election cycles to take control of the board, the classified structure requires that a potential buyer negotiate with a board consisting of a majority of seasoned directors who are independent of the potential acquiror, and hence allows the board to evaluate the adequacy and fairness of an acquisition proposal, carefully evaluate potential alternatives and negotiate on behalf of all stockholders. Over two-thirds of our directors are independent. They have an historical perspective and in depth knowledge of our company’s operations and our industry generally. Our board is accordingly well-positioned to assess the company’s strategic value — particularly in the context of a hostile approach — and pursue a course of action designed to maximize value for all our stockholders.

On the other hand, the board is aware of the arguments the proponent has advanced concerning classified boards that:

•	director accountability may be reduced by directors not being subject annually to the stockholders’ vote, and

•	a classified board may decrease the likelihood of an acquisition proposal and thereby diminish stockholder value.

The proponent also cites university studies as support for its arguments. While the board believes that concerns about reduced accountability and shareholder value may be overstated, particularly amid the increasing scrutiny of corporate governance and heightened regulatory oversight of recent years, it nonetheless recognizes that these views are shared by shareholder groups and other constituencies.

The board understands the company’s stockholders may wish to have an informed debate as to whether the potential advantages of our classified board continue to outweigh its potential disadvantages. For this reason, the board has decided to put the proposal before the stockholders without any recommendation as to how to vote, explaining the benefits it believes the classified board affords our company for stockholders to consider together with the opposing views put forth by the proponent.

Approval of this stockholder proposal will not automatically eliminate our classified board. However, the board will carefully consider the views of our stockholders as expressed in the vote on this proposal. If it is approved by stockholders, the board will then consider whether to approve and submit to stockholders at next year’s annual meeting a proposed amendment to the company’s certificate of incorporation that would declassify the board. Approval of any such proposed amendment by a vote of 80% of the shares of common stock outstanding would be required to effect the amendment.

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

The cost of preparing and mailing this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2008 annual meeting of stockholders must be received by the company no later than November 27, 2007. Notice of any stockholder proposal for the 2008 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely if not received by the company on or before February 10, 2008.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

George C. Barry
           Secretary
New York, New York
March 26, 2007

Appendix A

HESS CORPORATION

AUDIT COMMITTEE CHARTER

A.  ORGANIZATION

1. The Audit Committee (the “Committee”) shall be appointed by the Board of Directors and shall consist of not less than three directors, all of whom shall have no material relationship with the Company and each of whom shall be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”), and the Securities and Exchange Commission (“SEC”) in each case as affirmatively determined by the Board in its business judgment. Each member shall be “financially literate,” and one member of the Committee shall have “accounting or related financial management expertise,” in each case within the meaning of applicable NYSE rules and as determined by the Board of Directors in its business judgment. When and as required by applicable law and rules of the SEC, at least one member shall be a “financial expert” within the meaning of such laws and rules and as determined by the Board in its business judgment, or in the alternative, the Company shall make appropriate disclosures as required by applicable SEC rules explaining why there is not a member of the Committee who is a “financial expert”.

2. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy statement. No member of the Committee may receive any compensation from the Company other than (i) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive. No member of the Committee may be an affiliated person of the Company or its subsidiaries.

3. Members shall be appointed by the Board of Directors based on nominations recommended by the Company’s Corporate Governance and Nominating Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

4. The Board shall designate one member of the Committee as its chairperson.

B.  STATEMENT OF POLICY

1. The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company’s financial statements, the financial reporting practices of the Company, the systems of internal accounting and financial controls and disclosure controls, the internal audit function, the annual independent audit of the Company’s financial statements and the review of the independence of outside auditors.

2. In fulfilling its duties, the Committee should maintain free and open communication between the Committee, the Board of Directors, independent auditors, the internal auditors and management of the Company. The foregoing shall have direct and unfettered access to members of the Committee both at and between meetings of the Committee.

C.  PURPOSES OF THE AUDIT COMMITTEE

The purposes of the Committee are to:

1. Assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and

2. Prepare the report required to be prepared by the Committee pursuant to SEC rules for inclusion in the Company’s annual proxy statement.

The function of the Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies. Management and the internal auditing department are responsible for maintaining internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing procedures or accounting reviews or to set auditor independence standards. Each member of the Audit Committee shall be entitled in his or her reasonable judgment to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

D.  MEETINGS OF THE AUDIT COMMITTEE

The Committee shall meet at least once every fiscal quarter. The Committee shall meet separately periodically at such times as it deems appropriate with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

E. DUTIES AND POWERS OF THE AUDIT COMMITTEE

To carry out its purposes, the Committee shall have the following duties and powers:

1. With respect to the independent auditors,

(i) to retain and terminate the independent auditors (subject, if applicable, to shareholder ratification);

(ii) to approve all audit engagement fees and terms;

(iii) to pre-approve all non-audit services permitted to be provided to this Company by the independent auditors when and as required by applicable law and SEC rules; provided, however, that for this purpose the Committee may delegate authority to one of its members, but any approval of non-audit services pursuant to such delegation shall be presented to the Committee at its next scheduled meeting;

(iv) to require that the independent auditors prepare and deliver annually a formal written statement (the “Auditors’ Statement”) describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1;

(v) to discuss with the independent auditors any relationships or services disclosed in the Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the independent auditors;

(vi) to require the independent auditors to submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports on Form l0-Q for that fiscal year; (ii) audited related services for the most recent fiscal year; (iii) tax and tax-related services for the most recent fiscal year; and (iv) all other services rendered by the independent auditors for the most recent fiscal year, in the aggregate and by each service;

(vii) if applicable, to consider whether the independent auditors provision of (a) tax-related services and (b) other non-audit services to the Company is compatible with maintaining the independence of the independent auditors;

(viii) to review and evaluate the experience, qualifications, performance and independence of the senior members of the independent auditors;

(ix) to discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner when and as required by applicable law and SEC rules;

(x) to take into account the opinions of management and the Company’s internal auditors in assessing the independent auditors’ experience, qualifications, performance and independence; and

(xi) to instruct the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

2. With respect to the internal auditing department,

(i) to review the appointment and replacement of the director of the internal auditing department;

(ii) to review with the director of the internal audit department the qualifications and staffing of the internal audit department and the scope of the audit; and

(iii) to receive from the director of the internal auditing department summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto;

3. With respect to financial reporting principles and policies and internal controls and procedures,

(i) to advise management, the internal auditing department and the independent auditors that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices;

(ii) to consider any reports or communications (and management’s and or the internal audit department’s responses thereto) submitted to the Committee by the independent auditors required by or referred to in Statement of Auditing Standards No. 61, as may be modified or supplemented, including reports and communications related to deficiencies in the design or operation of internal controls, fraud, illegal acts, audit adjustments and the independent auditors’ judgments about the quality of the entity’s accounting principles;

(iii) to meet with management, the independent auditors and, if appropriate, the director of the internal auditing department:

•	to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (d) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information);

•	to review the adequacy of internal controls and disclosure controls, including controls over quarterly financial reporting, computerized information systems and security;

•	to discuss the scope of the annual audit;

•	to discuss the annual audited financial statements and quarterly financial statements prior to their release, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

•	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	to discuss any accounting adjustments that were proposed by the independent auditors but were “passed” (as immaterial or otherwise), any communications between the audit team and their national office with respect to significant auditing or accounting issues presented by the engagement and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

•	to review the form of opinion the independent auditors propose to render to the Board of Directors and shareholders;

•	to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditors, the internal auditing department or management; and

•	to discuss policies with respect to risk assessment and risk management.

(iv) to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(v) to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(vi) to discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(vii) to review and discuss earnings press releases prior to their release;

(viii) to discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

(ix) to establish clear hiring policies for employees or former employees of the independent auditors;

(x) when and as required by applicable law and SEC rules, to establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

(xi) review compliance with the Company’s business practice guide and reports to the Company’s internal hotline.

4. With respect to reporting and recommendations,

(i) to prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

(ii) to review this Charter at least annually and recommend any changes to the full Board of Directors;

(iii) to report regularly to the Board of Directors as it deems appropriate and, at a minimum, report to the Board of Directors after each of its meetings either at the Board meeting which immediately follows the meeting of the Committee or at the next succeeding Board meeting and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate; and

(iv) to prepare and review with the Board of Directors an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairperson of the Committee or any other member of the Committee designated by the Committee to make the report.

F.  RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts, as it deems appropriate, without seeking approval of the Board of Directors or management.

HESS CORPORATION

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2007

       The undersigned hereby appoints JOHN B. HESS and JOHN J. O’CONNOR, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 2, 2007, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Item 1 and FOR Proposal 2 and will not be voted on Proposal 3 on the reverse side of this card.

Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.
HESS CORPORATION
(Continued and to be signed on reverse side.)	P.O. BOX 11441 NEW YORK, N.Y. 10203-0441

HESS CORPORATION	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/hes		1-866-362-0397

• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

1-866-362-0397
CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒
Votes must be indicated (X) in Black or Blue ink.

The Board of Directors recommends a vote FOR all nominees and a vote FOR Proposal 2, but does not recommend a vote FOR or AGAINST Proposal 3.

1.	Election of the following nominees as Directors for three-year terms expiring in 2010.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01 - N.F. Brady, 02 - J.B. Collins, 03 - T.H. Kean, 04 - F.A. Olson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2007.	☐	☐	☐

3.	Stockholder proposal to recommend that the board of directors take action to declassify the board.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Indicate Address Change and/or Comments on the back of the card and Mark Here	☐

S C A N   L I N E

Date	Share Owner sign here	Co-Owner sign here